As filed with the Securities and Exchange Commission on June 17, 1998.

                                                Registration No. 333- __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          The Spectranetics Corporation
             (Exact name of Registrant as specified in its charter)

             Delaware                                   84-0997049
  (State or other jurisdiction of            I.R.S. Employer Identification No.)
  incorporation or organization)

                                96 Talamine Court
                        Colorado Springs, Colorado 80907
                                 (719) 633-8333
          (Address of principal executive offices and telephone number)

         1997 Equity Participation Plan of The Spectranetics Corporation Nonqualified Stock Option Agreement dated as of April 17, 1996 Nonqualified Stock Option Agreement dated as of March 3, 1997
                            (Full title of the plans)

   James P. McCluskey                            Christopher L. Kaufman, Esq.
   The Spectranetics Corporation                 Kimberly L. Wilkinson, Esq.
   96 Talamine Court                             Latham & Watkins
   Colorado Springs, Colorado 80907              505 Montgomery St., Suite 1900
   (719) 633-8333                                San Francisco, California 94111
   (Name, address and telephone number,          (415) 395-8087
   including area code, of agent for             (Copies of all correspondence)
   service)

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
                                                            Proposed
                                                            maximum
Title of securities to be registered      Amount to         offering         Proposed maximum     Amount of
                                          be                price per        aggregate            registration
                                          registered(1)     unit(2)          offering price(2)    fee
---------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value             3,175,000         $3.172           $10,070,100.00        $2,971.00
                                          shares
Preferred Stock Purchase Rights(3)        3,175,000           (3)                  (3)                (3)
                                          Rights
---------------------------------------------------------------------------------------------------------------

     Cover continued on next page.

(1) The 1997 Equity Participation Plan of The Spectranetics Corporation (the "Plan") authorizes the issuance of a maximum of 2,500,000 shares of Common Stock, par value $.001 (the "Common Stock") of The Spectranetics Corporation (the "Company") upon the exercise of options, stock appreciation rights and other awards, all of which are being registered hereunder. The NonQualified Stock Option Agreement dated as of April 17, 1996 (the "April Agreement") and the NonQualified Stock Option Agreement dated as of March 3, 1997 (the "March Agreement") authorize the issuance of 100,000 shares of Common Stock and 575,000 shares of Common Stock, respectively, all of which are being registered hereunder. Options have been granted with respect to 1,234,500, 100,000 and 575,000 shares, respectively of Common Stock pursuant to the Plan, the April Agreement and the March Agreement, respectively.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act"). The Proposed Maximum Offering Price Per Share is the per share exercise price of the options granted with respect to the 1,234,500 shares, 100,000 shares and 575,000 shares, respectively, and the average of the high and low prices of the Common Stock as listed on the Nasdaq National Market System on June 11, 1998 (which were $2.969 and $2.875, respectively) with respect to the remaining shares of Common Stock available for issuance.

(3) Rights are attached to and trade with the Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

      Proposed sale to take place as soon after the effective date of the Registration Statement as options granted under the Plan are exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I (Items 1 and 2) of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents filed with the Commission are incorporated herein by reference:

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
          1997;

     (b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;


     (c) The description of the Company's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" included in its Form 8-A Registration Statement (File No. 000-19711), which was declared effective by the Commission on December 5, 1991, including any subsequently filed amendments and reports updating such description; and

     (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the registration document referred to in (a) above.

     In addition to the foregoing documents, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Officers and Directors.

     The Company's Certificate of Incorporation ("Certificate of Incorporation") provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law") a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company agrees to indemnify such director from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director and arising out of his capacity as a director, officer, employee and/or agent of the Company to the maximum extent provided by applicable law. In addition, each director is entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations idemnified against.

     To the extent that the Board of Directors or the shareholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future officers and directors of the Company.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     4(a) The 1997 Equity Participation Plan of The Spectranetics Corporation.

     4(b) NonQualified Stock Option Agreement dated as of April 17, 1996, between the Company and Emile J. Geisenheimer.

     4(c) NonQualified Stock Option Agreement dated as of March 3, 1997, between the Company and Joseph A. Largey.

     4(d) Form of NonQualified Stock Option Agreement for Officers.

     4(e) Form of NonQualified Stock Option Agreement for Employees.

     4(f) Form of NonQualfied Stock Option Agreement for Independent Directors.

     4(g) Form of Incentive Stock Option Agreement for Officers.

     4(h) Form of Incentive Stock Option Agreement for Employees.

     4(i) Rights Agreement dated as of May 6, 1996, between the Company and
          Norwest Bank Minnesota N.A., as Rights Agent (incorporated by reference to Exhibit 4 filed with the Company's Current Report on Form 8-K filed on May 6, 1996).

     5    Opinion of Latham & Watkins.

     23(a) Consent of KPMG Peat Marwick LLP.

     23(b) Consent of Latham & Watkins (included in Exhibit 5).

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Act unless the information required to be included in a post-effective amendment is contained in a periodic report filed by the Registration pursuant to Section 13 or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment to this Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement unless the information required to be included in a post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securites offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on the 17th day of June, 1998.

                                          THE SPECTRANETICS CORPORATION

                                          By:   /s/ Joseph A. Largey
                                                ------------------------------

                                                Joseph A. Largey, President and
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                                        Title                                   Date
/s/ Joseph A. Largey                              President and Chief                         June 17, 1998
-----------------------------------------
   Joseph A. Largey                               Executive Officer, Director
                                                  (Principal Executive Officer)

/s/ James P. McCluskey                            Vice President, Finance                     June 17, 1998
-----------------------------------------
   James P. McCluskey                             (Principal Financial and
                                                  Accounting Officer)

/s/ Emile J. Geisenheimer                         Director and Chairman of                    June 17, 1998
-----------------------------------------
 Emile J. Geisenheimer                            the Board of Directors

                                                  Director
-----------------------------------------
   Cornelius C. Bond, Jr.

/s/ Gary R. Bang                                  Director                                    June 17, 1998
-----------------------------------------
   Gary R. Bang

/s/ James A. Lent                                 Director                                    June 17, 1998
-----------------------------------------
   James A. Lent

/s/ Joseph A Ruggio, M.D.                         Director                                    June 17, 1998
-----------------------------------------
   Joseph A. Ruggio, M.D.

/s/ John G. Schulte                               Director                                    June 17, 1998
-----------------------------------------
   John G. Schulte

                                  EXHIBIT INDEX


     4(a)   The 1997 Equity Participation Plan of The Spectranetics Corporation.

     4(b) NonQualified Stock Option Agreement dated as of April 17, 1996, between the Company and Emile J. Geisenheimer.

     4(c) NonQualified Stock Option Agreement dated as of March 3, 1997, between the Company and Joseph A. Largey.

     4(d)   Form of NonQualified Stock Option Agreement for Officers.

     4(e)   Form of NonQualified Stock Option Agreement for Employees.

     4(f)   Form of NonQualfied Stock Option Agreement for Independent
            Directors.

     4(g)   Form of Incentive Stock Option Agreement for Officers.

     4(h)   Form of Incentive Stock Option Agreement for Employees.

     4(i) Rights Agreement dated as of May 6, 1996, between the Company and Norwest Bank Minnesota N.A., as Rights Agent (incorporated by reference to Exhibit 4 filed with the Company's Current Report on Form 8-K filed on May 6, 1996).

     5      Opinion of Latham & Watkins.

     23(a)  Consent of KPMG Peat Marwick LLP.

     23(b)  Consent of Latham & Watkins (included in Exhibit 5).